Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

CREDIT SUISSE AG

Buffered Accelerated Return Equity Securities (BARES)

Linked to the Lowest Performing of S&P 500 Index and iShares MSCI EAFE Index Fund (K98)

BAH 552

Issuer:	Credit Suisse AG, acting through its Nassau Branch
Principal Amount:	USD 5,000,000
Underlying:	Underlying	Initial Level
	S&P 500 Index	1165.87
	iShares MSCI EAFE Index Fund	51.57
Trade Date:	May 5, 2010
Issue Date:	May 10, 2010
Valuation Date:	November 7, 2011
Maturity Date:	November 10, 2011
Offering Price:	$1,000 per security (100%)
Initial Level:	For each Underlying, the closing level of such Underlying on the Trade Date.
Final Level: Lowest Performing Underlying:

For each Underlying, the closing level of such Underlying on the Valuation Date.

The Underlying for which the lower value is obtained from the following equation:

(Final Level – Initial Level) / Initial Level

Fixed Payment Percentage:	15.45%
Underlying Return:

☐        If the Final Level of the Lowest Performing Underlying is greater than or equal to its Initial Level, the Underlying Return will equal the Fixed Payment Percentage

☐        If the Final Level of the Lowest Performing Underlying is less than its Initial Level by not more than 20%, the Underlying Return will equal zero and the Redemption Amount will equal the principal amount of the securities.

☐        If the Final Level of the Lowest Performing Underlying is less than the Initial Level by more than 20%, the Underlying Return will be calculated as follows:

	[[(Final Level – Initial Level) / Initial Level] +20%]

If the Final Level of the Lowest Performing Underlying is less than its Initial Level by more than 20%, the Underlying Return will be negative and you will receive less than the principal amount of your securities at maturity.

Buffer Amount:	20%

Redemption Amount:

You will receive a Redemption Amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the Underlying Return, calculated as set forth above.

Calculation Agent:	Credit Suisse International
Commission:	0.10%
Wholesaling Fee:	0.15%

Form and Denomination:	Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Listing:	None.

CUSIP and ISIN:	22546EVG6 and US22546EVG69

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated September 14, 2009, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221- 1037.